Exhibit 99.1

Nassda to be Acquired by Synopsys
in All-Cash Transaction at $7.00 Per Share
Outstanding Litigation to be Settled at Closing

SANTA CLARA, Calif. — December 1, 2004 — Nassda Corporation (Nasdaq:NSDA) today announced it has signed agreements to be acquired by Synopsys, Inc. (Nasdaq:SNPS) in an all cash transaction at $7.00 per share and, subject to the closing of the acquisition, to settle all outstanding litigation by Synopsys against Nassda and certain Nassda officers, directors and employees.

“This transaction represents a positive way to resolve the litigation between the companies and serve the best interests of Nassda’s stockholders, customers and employees,” said Sang S. Wang, Chairman and Chief Executive Officer of Nassda.

Structure of the Transaction

The definitive agreements for the acquisition have been approved by the boards of directors of both Synopsys and Nassda, as well as by a special committee of Nassda’s board. The acquisition is subject to approval by the holders of a majority in interest of Nassda’s outstanding common stock. Certain directors, officers and employees of Nassda who own in the aggregate approximately 60% of Nassda’s outstanding shares have agreed to vote in favor of the transaction. The acquisition is further subject to approval by a majority of votes cast at Nassda’s upcoming special meeting of stockholders, excluding votes cast by the defendants in the litigation between Synopsys and Nassda and their associated parties, and Nassda’s officers and directors. The acquisition is also subject to customary regulatory approvals and other closing conditions.

Deutsche Bank Securities Inc. acted as exclusive financial advisor to the special committee of Nassda’s board of directors in this transaction.

Accounting for Litigation Settlement

Nassda’s earnings release on October 19, 2004 previously reported net income of $175,000 for the quarter ended September 30, 2004 and net income of $2.6 million for the fiscal year ended September 30, 2004. Upon closing, the Nassda officers, directors and employees who are defendants in the litigation between Synopsys and Nassda will make settlement payments to Synopsys in the aggregate amount of approximately $61.6 million and will not exercise options to purchase Nassda common stock valued at approximately $5.9 million. As a result of the litigation settlement, Nassda will record a one-time charge of approximately $67.5 million in the quarter ended September 30, 2004. Accordingly, Nassda’s net loss is now expected to be approximately $67.3 million for the quarter ended September 30, 2004 and $64.9 million for the fiscal year ended September 30, 2004.

About Nassda
Nassda Corporation (NASDAQ: NSDA) is a leading provider of full-chip circuit verification software for complex nanometer semiconductors. Headquartered in

Santa Clara, California, the company develops and markets simulation and analysis solutions for advanced ICs, especially for analog, mixed signal, memory, system-on-chip and high performance digital designs. Nassda’s products enable first silicon success, and improve product quality and production yield for its consumer, communication, computer, and memory customers. The company has sales and distribution offices throughout the world. For more information about Nassda, please visit the company’s website at www.nassda.com

Forward-Looking statements
This press release contains forward-looking statements regarding the outcome of the proposed transaction between Nassda and Synopsys that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally preceded by words that imply a future state, such as “expects” or “anticipates,” or that imply that a particular future event or events will occur, such as “will,” “remain,” “may,” or the negative of these terms. Investors are cautioned that all forward-looking statements in this release involve risks and uncertainty, including without limitation, the outcome of regulatory approvals and the Nassda stockholder meeting. These risks, uncertainties and other factors may cause the outcome of any motion, proceeding or case to differ materially from those expressed or implied by the forward-looking statements.

Forward-looking statements are only predictions and the actual events or results may differ materially. Nassda cannot provide any assurance that its future results will meet expectations. In addition, historical information should not be considered a predictor of future performance. Neither Nassda nor any other person assumes responsibility for the accuracy and completeness of these forward-looking statements. Nassda disclaims any obligation to update information contained in any forward-looking statement.

For additional information and considerations regarding the risks faced by Nassda, see its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission.

Additional Information About the Proposed Acquisition and Where to Find It

Nassda will file a proxy statement with the SEC in connection with the proposed transaction. Nassda urges investors and security holders to read the proxy statement when it becomes available and any other relevant documents filed with the SEC because they will contain important information. Investors and security holders will be able to obtain these documents free of charge at the website maintained by the SEC at www.sec.gov. Additionally, documents filed with the SEC by Nassda are available free of charge by contacting Investor Relations, Nassda, 2650 San Tomas Expressway, Santa Clara, California 95051 (Telephone: (408) 988-9988) and on Nassda’s website at www.nassda.com. Documents on Nassda’s website will not be a part of the filing.

Nassda’s directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Nassda in connection with the transaction. A description of certain of the interests of directors and executive officers of Nassda is set forth in the proxy statement for Nassda’s 2004 annual meeting of stockholders, which was filed with the SEC on January 14, 2004. Sang S. Wang, Nassda’s Chief Executive Officer and Chairman, An-Chang Deng, Nassda’s President and Chief Operating Officer, and the other individual defendants have entered into certain settlement and release agreements with Synopsys, which will be effective upon the closing of the proposed acquisition, which will be described in the proxy statement. The remaining directors and officers of Nassda are expected to enter into a release agreement with Synopsys, effective upon closing of the proposed acquisition, which will be described in the proxy statement. Investors and security holders will be able to obtain additional information regarding the direct and indirect interests of Nassda’s directors and executive officers in the transaction by reading the definitive proxy statement when it becomes available.

#####

Nassda is a registered trademarks of Nassda Corporation.

For more information, contact:

Tammy Shu Hua Liu
Nassda Corporation
408-988-9988
tammy@nassda.com